UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 18, 2016

Date of Report (Date of earliest event reported)

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8501 East Princess Drive, Suite 190 Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 256-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Director.

On February 18, 2016, Kenneth Liang notified the board of directors (the “Board”) of STORE Capital Corporation (the “Company”) of his resignation from the Board and any associated committees of the Board, effective February 18, 2016. Mr. Liang, who is employed by Oaktree Capital Management, L.P., had served on the Company’s Board of Directors since the Company’s founding in May 2011. Pursuant to the Stockholders Agreement, dated as of November 21, 2014, among the Company, STORE Holding Company, LLC (“STORE Holding”) and the other persons named therein, STORE Holding is obligated to take all necessary action to reduce the number of its designated directors on the Company’s Board to reflect the reduction of its level of ownership of Company common stock. As a result of recent stock sales by STORE Holding, which have reduced STORE Holding’s ownership of Company common stock, Mr. Liang tendered, and the Board accepted, his resignation. The decision by Mr. Liang to resign did not involve any disagreement with the Company, the Company’s management or the Board. The Board has determined to maintain the size of the Board at nine members and has appointed a new independent, non-management director to fill the vacancy created by Mr. Liang’s resignation, as discussed in “Election of Director” below.

Election of Director.

On February 18, 2016, the Board appointed Einar A. Seadler to fill the vacancy on the Board created by the resignation of Mr. Liang. There were no arrangements or understandings between Mr. Seadler and any other persons regarding his appointment to the Board, nor is he party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Seadler will serve on the Nominating and Corporate Governance Committee of the Board.

Mr. Seadler will be compensated for his board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors, which are more fully described in the “Director Compensation” section of the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 22, 2015, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the period from the date of his appointment until the 2016 Annual Meeting of Stockholders. Mr. Seadler will also enter into the Company’s form of indemnification agreement for directors.

Mr. Seadler is currently a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities include advising senior executives of Fortune 500 companies on increasing shareholder value, primarily in the consumer, retail, fast food dining, services, technology, industrial, infrastructure and governmental sectors. Previously, Mr. Seadler had served in similar roles with McKinsey & Company’s Operations Strategy Practice, advising Fortune 500 senior executives in business and operational strategies to improve financial performance.  Mr. Seadler has also served in senior executive roles in telecommunications and retail operations.  Mr. Seadler began his career as a United States Army Infantry officer in various command and staff assignments and served as an associate professor at the United States Military Academy at West Point.   Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

Item 7.01. Regulation FD Disclosure.

On February 19, 2016, the Company issued a press release announcing the appointment of Mr. Seadler, as described in Item 5.02 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press release announcing the appointment of Einar A. Seadler as a member of the Board of Directors of STORE Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: February 19, 2016
	By:	/s/Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release announcing the appointment of Einar A. Seadler as a member of the Board of Directors of STORE Capital Corporation